Exhibit 10.41

March 29, 2022

VIA EMAIL AND COURIER

Medesole Healthcare and Trading Private Limited

Door No. 5/639 Q City Gate Building,

Mini Bypass, Eranhippalam

Kozhikode, Kerela 673006

India

Attention: Mr. Sameer Abdullah, CEO

Re: Termination of Joint Venture Agreement dated January 3, 2020

Dear Mr. Abdullah:

We refer to the ongoing discussion between you and our Mr. Pressly Ahammed ending with your email dated January 6, 2022, relating to Medesole’s inability to fulfil its obligations under the Joint Venture Agreement dated January 3, 2020 (“JV Agreement”) executed between Invo Bioscience Inc., and Medesole Healthcare and Trading Private Limited.

Since Medesole has now confirmed its inability to complete the proper formation of the JV Company in 60 days and establish the first INVO center within one year’s time, these constitute material defaults under the JV Agreement.

Accordingly, please be informed that Invo Bioscience, Inc., hereby exercises its right under Article 10(4)(i) of the JV Agreement and hereby gives Medesole notice of termination of the JV Agreement effective immediately.

Accordingly, we request you to immediately take steps to remove the name of Invo Bioscience from the name of the company formed by you and to stop using the Invo Bioscience name in any other manner that you may have been using it till date.

This termination is without prejudice to any of the rights and remedies available to Invo Bioscience, all of which are expressly reserved.

For Invo Bioscience Inc.

/s/ Steven Shum
Steven Shum
CEO